Exhibit 99.1

Press Release

Chelsea Therapeutics Completes End-of-Review Meeting with FDA for Northera™ (droxidopa) Capsules New Drug Application

Chelsea Proposing to Change Primary Endpoint and Submit Dizziness Data from Ongoing Study 306B to Support Resubmission of Northera NDA for the treatment of Symptomatic Neurogenic Orthostatic Hypotension

Company to Host Conference Call at 8:30 AM ET

Charlotte, NC, May 22, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) completed an End-of-Review meeting with the U.S. Food and Drug Administration's (FDA) for its Northera™ (droxidopa) Capsules New Drug Application (NDA), and has received the official FDA minutes from the meeting. Chelsea requested the End-of-Review meeting following receipt of a complete response letter (CR Letter) in March 2012 indicating that its application was not ready for approval in its current form. Chelsea is seeking approval of Northera for the treatment of symptomatic neurogenic orthostatic hypotension (known as Neurogenic OH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy.

“Over the past month, we have had several informative interactions with the FDA, including our recent end-of-review meeting, to more fully understand the FDA’s concerns regarding our new drug application for Northera,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We appreciate the FDA’s thorough review of both our application and initial proposal. Through these discussions, we believe we have garnered a more complete understanding of the issues raised in the CR Letter and are working to finalize our plans to modify our ongoing Study 306B with the intent of resubmitting the Northera NDA in the first quarter of 2013.”

As previously reported, the FDA’s March 2012 CR Letter included the request by the FDA that Chelsea submit data from an additional positive study to support efficacy demonstrated in Study 301 along with the recommendation that such a study be designed to demonstrate durability of effect over a 2- to 3-month period. As noted in the CR Letter, FDA concerns related to one of the Study 301 clinical sites mitigated the persuasiveness of that study and prevented the FDA from accepting Study 301 alone as adequate evidence of effectiveness. In contrast to the company’s initial interpretation of the CR Letter, subsequent discussions with the FDA made it clear that issues related to the disproportionate contribution of a single center were of greater significance to FDA in issuing the CR Letter than were questions regarding durability of Northera’s treatment effect. Significantly, the FDA was clear in acknowledging that aside from the results from the center in question, the review team takes no issue with results of Study 301, the favorable efficacy data for all US sites, favorable data for the secondary endpoints in Study 302, and positive blood pressure data in study 305.

In preparation for the End-of-Review meeting with the FDA, Chelsea prepared an information package, including a proposal for utilizing data from ongoing Study 306B to support its application for marketing approval of Northera in the U.S. Based on the discussions with the agency regarding suitable endpoints and recommendations regarding assessment of durability, Chelsea intends to revise its initial plan and submit a modified proposal to the FDA that calls for a change in the primary endpoint of Study 306B to the orthostatic hypotension symptom assessment (OHSA) item #1 score (dizziness, lightheadedness, feeling faint or “feeling like you might black out”) at visit 5 (two weeks post-titration) and an increase in the number of patients targeted for enrollment from approximately 160 to 200. Included in this proposal will be documentation verifying that all data related to patients currently enrolled in Study 306B remains appropriately blinded.

Chelsea has not yet submitted its modified proposal, nor has the FDA reviewed or definitively confirmed the suitability or acceptability of Chelsea’s revised protocol or blinding documentation. However, the Company and the Agency engaged in meaningful discussions regarding potential use of 306B data, and reached apparent consensus on the use of OHSA item #1 as the primary efficacy endpoint to be assessed at a time-point beyond one week post-titration therapy though not necessarily requiring the full 8 weeks post-titration visit.

Chelsea has currently enrolled 161 patients into Study 306B and plans to continue enrollment into the trial until final submission requirements are determined in consultation with the FDA. Based on historical recruitment rates and assuming FDA acceptance of proposed 306B data submission, Chelsea anticipates completing enrollment of approximately 200 patients during the fourth quarter of 2012 which should allow for top-line data and a resubmission of its Northera NDA in the first quarter of 2013. It is expected that a submission of 306B data would constitute a class 2 resubmission with a 6-month goal date for FDA action on the NDA.

Given the concerns raised by the FDA regarding results from the highest enrolling site in Study 301, Chelsea has agreed to submit all source documentation from all patients at the site as well as all information pertaining to two additional post-study independent site visits, neither of which found any significant errors in the conduct of the trial. These findings are in keeping with the official FDA site audit conducted during the review of the Northera NDA that also did not identify any issue with the veracity of the data. However, in addition to the previously conducted site monitoring visits and FDA audit, Chelsea intends to initiate further inquiry into the data and conduct of this center. The FDA has agreed to review this data upon receipt. In the event that the FDA decides to disregard the results of this site, the results of Study 301 would not be statistically significant and the study may not be deemed positive.

Updated 2012 Financial Guidance

As previously reported, Chelsea ended the first quarter 2012 with $51.7 million in cash and cash equivalents. Based on current assumptions regarding the clinical and regulatory pathway for Northera, Chelsea anticipates 2012 operating expense to be in the $44 to $48 million range with R&D of $27 to $29 million and SG&A in the range of $17 to $19 million. Chelsea expects to end the year with approximately $17-20 million in cash and cash equivalents, which can be anticipated to provide sufficient liquidity to fund the company's operating plans into the second quarter of 2013.

Chelsea will host a conference call with investors on Tuesday, May 22, 2012 at 8:30 a.m. Eastern Time. Interested investors may participate in the conference call by dialing (877) 638-9567 (domestic) or (720) 545-0009 (international). A replay will be available for one week following the call by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and Conference ID: 84168380. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Northera™ (droxidopa)

Northera™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, has been studied in two Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure -- a group of diseases that includes Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. The most common adverse event (greater than or equal to 5%) during placebo controlled trials was headache. Droxidopa is also being investigated for and completed Phase II trials in intradialytic hypotension and adult attention deficit hyperactivity disorder and fibromyalgia.

About Neurogenic Orthostatic Hypotension

Neurogenic OH is a chronic neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision, fatigue, poor concentration and fainting episodes when a person assumes a standing position. Symptoms of chronic Neurogenic OH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the ability to perform activities of daily living that require standing or walking.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq: CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system, rheumatoid arthritis, psoriasis and other inflammatory diseases. Founded in 2004 around its library of unique anti-inflammatory and autoimmune technology, Chelsea has further expanded its product development portfolio with early- and late-stage candidates that seek to leverage the company's development expertise and accelerate the company's drug commercialization efforts. For more information about the company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to modify the primary endpoint for Study 306B, submit additional data to the FDA, resubmit the NDA for the treatment of Neurogenic OH, anticipated expenses for 2012, cash levels and liquidity to fund the company’s operating plans. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include the risk that the FDA will not accept our proposal regarding the change in primary endpoint for Study 306B, that the FDA will not approve a resubmitted NDA for Northera, the risks and costs of drug development and that such development may take longer or be more expensive than anticipated, our need to raise additional operating capital in the future, risk of regulatory approvals of our other drug candidates, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill+Knowlton Strategies
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hkstrategies.com